Exhibit 99.1

Cryoport Revenue Grows 81% for Third Quarter 2019

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Cryoport now supports 425 clinical trials in Regenerative Medicine market

Revenue from commercial therapies increased 368% over same quarter last year and 39% sequentially

IRVINE, California, November 7, 2019 - Cryoport, Inc. (NASDAQ: CYRX) (NASDAQ: CYRXW) (“Cryoport”), the world's leading temperature-controlled logistics company dedicated to the life sciences industry, today announced financial results for the three and nine-month periods ended September 30, 2019.

“Cryoport reported record revenue of $9.6 million for the three-month period ended September 30, 2019, an increase of 81% compared with the same period in the prior year,” stated Jerrell Shelton, Chief Executive Officer of Cryoport. “This was primarily driven by record revenue from our commercial agreements supporting Gilead’s YESCARTA® and Novartis’ KYMRIAH® which contributed $2.6 million in the Third Quarter of 2019, representing an increase of $2.0 million compared with the Third Quarter of 2018. Notably, this also represents a 39% sequential quarterly increase in revenue over the Second Quarter of 2019. We expect revenue from our commercial agreements to continue to grow and accelerate as the rollouts of these lifesaving therapies continue. We also anticipate that this growth will be supplemented with bluebird bio’s anticipated commercial launch of ZYNTEGLO™ in in early 2020 and followed by others later in the year.

“Our growth in the Third Quarter was also attributable to Bioservices revenue of $1.2 million from our Houston based operation, Cryogene. We have begun to leverage Cryogene with cross-selling opportunities that we believe will drive revenue growth and provide more comprehensive supply chain solutions to existing and prospective clients.

“Our global footprint continues to mature as our Global Logistics Centre in Amsterdam experienced higher revenue driven by strong regional demand for reliable, integrated manufacturing and distribution solutions during the quarter. To further expand our Global Supply Chain Network, we are building partnerships with multinational biopharmaceutical companies and biopharmaceutical support companies in order to advance our mission to provide cell and gene therapy developers with fully integrated supply chain solutions.

“We recently signed an agreement with, Swiss based, Lonza, one of the world’s leading and most-trusted integrated solutions providers to the pharmaceutical, biotech, and consumer health markets. This agreement makes Cryoport a Lonza preferred partner in the transport and delivery of patient materials on a global basis. Lonza has twenty-four major sites located throughout the world, including four centers of excellence in cell and gene therapy. Its flagship dedicated cell and gene therapy manufacturing facility is located in Houston, Texas. This state-of-the-art manufacturing facility produces treatments for thousands of patients suffering from rare genetic disorders or life-threatening diseases. It is the intent of Lonza and Cryoport that through their new partnership, they will drive supply chain and manufacturing efficiencies in the cell and gene therapy manufacturing processes by integrating Cryoport’s logistics and bioservices solutions with Lonza’s manufacturing services and expertise. The Lonza-Cryoport partnership is expected to provide a best in class solution for the outsourced manufacturing and logistics of cell and gene therapies.

“We also partnered with Vineti to pair their supply chain orchestration (SCO) platform with our integrated temperature-controlled supply chain capabilities and near real-time monitoring. This partnership provides end-to-end solutions for advanced therapies, supporting improved product quality and patient safety.

“Other recent announcements include a three-year agreement with Adaptimmune Therapeutics plc, to optimize Adaptimmune’s manufacturing and supply operations and reduce “vein-to-vein” time for patients in clinical trials. Forming valuable industry partnerships such as these further integrates Cryoport into the market at a time when biopharmaceutical companies are discovering new ways to harness regenerative therapies and combat illnesses.

“During the Third Quarter, we added a net total of 12 clinical trials, bringing the grand total of regenerative therapy clinical trials supported by Cryoport to a record 425, of which 54 are currently in Phase III. As more and more of these therapies approach commercialization, demand for reliable, integrated outsourced manufacturing and distribution solutions continues to increase. As the clear market leader, Cryoport is poised to capture additional market share and expand as the market grows.

“Data provided by the Alliance for Regenerative Medicine states that there are five anticipated BLA or MAA submissions in the remainder of 2019 or early 2020 for therapies supported by Cryoport. Data provided by the Alliance for Regenerative Medicine states that there are currently a total of 1,052 clinical trials in the Regenerative Medicine market, globally, with 363 trials in Phase I, 594 in Phase II, and 95 in Phase III.

“With our strong business model and approximately $94 million in cash and short-term investments, we believe we are well positioned to drive growth organically and through acquisitions as we further enmesh ourselves within the Regenerative Medicine industry and build out our global supply chain network at this pivotal time in the market’s evolution. With this strong foundation, we look forward to continuing to advance our mission to bring life changing therapies to patients while building shareholder value.”

Market Highlights:

Global Logistics Solutions

Biopharma

•	Biopharma revenue increased by 67% to $7.5 million for the three months ended September 30, 2019 compared to $4.5 million for the same period in 2018.
•	A net addition of 12 new biopharma clinical trials were added during the three months ended September 30, 2019.
•	Cryoport is now supporting a net total of 425 clinical trials as of September 30, 2019 compared with 323 as of September 30, 2018. The number of trials in Phase III grew to 54, compared with 46 as of September 30, 2018. Of the 425 total trials Cryoport supports, 360 are in the Americas, 55 in EMEA (Europe, the Middle East and Africa) and 10 in APAC (Asia Pacific). This compares to 295 in the Americas and 28 in EMEA as of September 30, 2018.
•	Lonza announced Cryoport as its preferred partner in the transport and delivery of patient tissues on a global basis, with the continued goal of seamless service for Lonza's customers and their patients.
•	Vineti announced a commercial partnership with Cryoport designed to extend end-to-end delivery of cell therapies and gene therapies to a growing number of patients. Pairing Cryoport’s integrated temperature-controlled capabilities and near real-time monitoring with Vineti’s supply chain orchestration (SCO) platform with will support improved drug product quality for advanced therapies and patient safety.
•	Cryoport announced the industry’s first Advanced Therapy Shipper™ in its Cryoport Express® product line for the Regenerative Medicine market. The Cryoport Express® Advanced Therapy Shipper™ guarantees each shipper has been used only for human use and provides complete traceability of all equipment, components and commodities. The result is an industry first, providing unmatched verification information and supply chain support for biopharma companies researching and commercializing cell and gene therapies.

Animal Health

Revenue from Animal Health was $0.2 million for both the three months ended September 30, 2019 and 2018. We are now in a position to grow our revenue in the Animal Health market through new dedicated resources that are focused on this market on a global basis. During the quarter we made significant increases in our Animal Health pipeline, which we anticipate translating to revenue growth in 2020.

Reproductive Medicine

Reproductive Medicine revenue increased 26% for the three months ended September 30, 2019 compared to the same period in 2018, growing both domestically as well as internationally. This growth can be attributed to increasing awareness of our CryostorkTM platform which was launched in 2018 as well as maturing commercial relationships with large clinic networks.

Global Bioservices

Bioservices revenue for the three months ended September 30, 2019 was $1.2 million, resulting from our acquisition of the Cryogene business consummated in May 2019.

Financial Highlights:

•	Revenue increased 81% to $9.6 million for the three-month period ended September 30, 2019, compared with the same period in the prior year.

•	Revenue increased 77% to $24.7 million for the nine-month period ended September 30, 2019, compared with the same period in the prior year.

•	Excluding the $1.2 million of revenue for the three months ended September 30, 2019 from the Cryogene acquisition, consummated in May of 2019, revenue grew 59% and 65% for the three and nine-month periods ended September 30, 2019, compared with the same period in the prior year.

•	Gross margin for the three and nine-months ended September 30, 2019 was 48% and 50%, respectively, compared to 52% and 53% for both the respective periods in the prior year.

•	Third quarter financial results include a one-time charge of $10.8 million in stock-based compensation expense (non-cash) of which $0.4 million and $10.4 million are included in cost of revenues and operating costs and expenses, respectively. This charge reflects 24 months of automatic accelerated vesting under the terms of certain outstanding stock option grants as a result of the Company meeting certain financial performance criteria defined in such grants, including reaching positive adjusted EBITDA for two consecutive quarters.

•	Operating costs and expenses increased by $12.1 million, and $15.4 million, for the three and nine-month periods ended September 30, 2019, respectively, compared to the same periods in the prior year, as a result of $10.4 million in one-time accelerated stock-based compensation expenses (as explained above) as well as continued investments in the build out of infrastructure, including the addition of two new Global Logistics Centers in the U.S. and Europe during the second half of 2018. Without one-time accelerated stock-based compensation expenses the operating costs and expenses increased by $1.7 million, and $5.0 million, for the three and nine-month periods ended September 30, 2019, respectively, compared to the same periods in the prior year.

•	Adjusted EBITDA for the three-month period ended September 30, 2019 was $1.2 million, compared with ($0.4 million) in the same three-month period in the prior year. Adjusted EBITDA for the nine-month period ended September 30, 2019, was $0.9 million, compared with ($1.8 million) in the same nine-month period in the prior year.

•	Net loss for the three-month period ended September 30, 2019 was $12.5 million, or $0.35 per share (Adjusted net loss was $1.7 million, or $0.05 per share, excluding the one-time charge of $10.8 million in accelerated vesting stock-based compensation expense), compared to a net loss of $2.1 million, or $0.07 per share in the same three-month period in 2018.

•	Net loss for the nine-month period ended September 30, 2019 was $17.4 million, or $0.54 per share (Adjusted net loss was $6.6 million, or $0.20 per share, excluding the one-time charge of $10.8 million in accelerated vesting stock-based compensation expense), compared with $7.3 million, or $0.26 per share, in the same nine-month period in 2018.

•	Cryoport reported $93.5 million in cash, cash equivalents and short-term investments as of September 30, 2019, compared with $47.3 million as of December 31, 2018. This increase includes net proceeds of $68.8 million received from a public offering completed in June 2019.

•	Subsequent to the quarter end, Cryoport’s Board of Directors unanimously authorized a share repurchase program, under which Cryoport may repurchase up to $15 million of its outstanding common stock through December 31, 2020.

Further information on Cryoport’s financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance is provided in Cryoport’s quarterly report on Form 10-Q for the three-month period ended September 30, 2019, which will be filed with the Securities and Exchange Commission (“SEC”) on November 12, 2019. The full report will be available on the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport Third Quarter 2019 in Review”, which will provide a review of Cryoport’s recent financial and operational performance and a general business update, will be issued by management at 4:05 pm ET on Thursday, November 7. The document is designed to be read by investors before the questions and answers conference call and can be accessed at http://ir.cryoport.com/events-and-presentations ..

Cryoport management will host a conference call at 5:00 pm ET on November 7, 2019. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding Cryoport’s reported results.

Conference Call Information Conference Call Information

Date:	November 7, 2019

Time:	5:00 p.m. ET

Dial-in numbers:	+1 (800) 895-3361 (U.S.) or +1 (785) 424-1062 (International)

Confirmation code:	Request the “Cryoport Call”

Live webcast:	‘Investor Relations’ section at www.cryoport.com or at this link. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the question and answer webcast will be available approximately three hours after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the webcast, please follow this link. A dial-in replay of the call will also be available to those interested until November 14, 2019. To access the replay, dial +1 (844) 512-2921 (United States) or +1 (412) 317-6671 (International) and enter replay pin number: 136824.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX) is the world's premier provider of temperature-controlled supply chain solutions for the life sciences industry, serving the Biopharma, Human Reproductive, and Animal Health markets.  Our mission is to support life and health on earth by providing reliable and comprehensive solutions for the life sciences through our advanced technologies, Global Supply Chain Network and dedicated scientists, technicians and supporting team of professionals. Through purpose-built proprietary packaging; information technology; smart, sustainable cold chain logistics; and biostorage/biobanking services, Cryoport helps its customers advance life sciences research, support life-saving advanced therapies and deliver vaccines, protein producing materials, and IVF treatments in over 100 countries around the world. For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s 10-K for the year ended December 31, 2018 filed with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Elizabeth Barker

KCSA Strategic Communications

tfromer@kcsa.com / ebarker@kcsa.com

P: 1-212-896-1203

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Cryoport Inc. and Subsidiaries

 Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$9,583,334	$5,285,355	$24,699,834	$13,935,555
Cost of revenues	4,956,277	2,549,348	12,280,487	6,511,478
Gross margin	4,627,057	2,736,007	12,419,347	7,424,077

Operating costs and expenses:
General and administrative	9,376,686	2,613,476	15,332,326	7,350,831
Sales and marketing	5,961,593	1,820,430	11,212,658	5,256,314
Engineering and development	1,640,528	463,361	2,671,057	1,241,682
Total operating costs and expenses	16,978,807	4,897,267	29,216,041	13,848,827

Loss from operations	(12,351,750)	(2,161,260)	(16,796,694)	(6,424,750)
Other income (expense):
Interest expense	(248,410)	-	(921,048)	-
Warrant inducement and repricing expense	-	-	-	(899,410)
Other income, net	133,499	19,675	344,412	42,563
Loss before provision for income taxes	(12,466,661)	(2,141,585)	(17,373,330)	(7,281,597)
Provision for income taxes	(1,886)	(2,102)	(10,610)	(15,740)
Net loss	$(12,468,547)	$(2,143,687)	$(17,383,940)	$(7,297,337)

Net loss per share - basic and diluted	$(0.35)	$(0.07)	$(0.54)	$(0.26)
Weighted average shares outstanding - basic and diluted	35,674,162	28,769,867	32,449,940	27,791,616

Cryoport Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2019	2018
	(unaudited)
Current Assets:
Cash and cash equivalents	$44,585,154	$37,327,125
Short-term investments	48,917,336	9,930,968
Accounts receivable, net	7,497,190	3,543,666
Inventories	350,920	220,514
Prepaid expenses and other current assets	872,436	752,269
Total current assets	102,223,036	51,774,542
Property and equipment, net	11,378,987	4,357,498
Operating lease right-of-use assets	4,612,788	-
Goodwill	11,149,663	-
Other intangible assets, net	5,286,690	137,220
Deposits	406,686	350,837
Total assets	$135,057,850	$56,620,097

Current liabilities:
Accounts payable and other accrued expenses	$3,130,663	$1,709,397
Accrued compensation and related expenses	1,567,365	1,262,478
Deferred revenue	423,537	66,315
Lease liablility	562,866
Finance lease obligations	24,252	23,191
Total current liabilities	5,708,683	3,061,381
Convertible note, net	14,738,622	14,711,580
Operating lease liabilities, net	4,266,589	-
Deferred rent liability, net	-	267,415
Finance lease obligations, net	14,834	33,156
Total liabilities	24,728,728	18,073,532
Total stockholders' equity	110,329,122	38,546,565
Total liabilities and stockholders' equity	$135,057,850	$56,620,097

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles. In evaluating Cryoport's performance, management uses certain non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes that the following non-GAAP financial measures, adjusted net loss and adjusted EBITDA, provide a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Board of Directors utilize these non-GAAP financial measures to gain a better understanding of Cryoport's comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP financial measures, when read in conjunction with Cryoport's GAAP financials, are useful to investors because they provide a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, identifying trends in Cryoport's underlying business and performing related trend analyses, and they provide a better understanding of how management plans and measures Cryoport's underlying business.

Cryoport Inc. and Subsidiaries

Adjusted EBITDA Reconciliation

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net loss	$(12,468,547)	$(2,143,687)	$(17,383,940)	$(7,297,337)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	792,916	214,000	1,590,171	593,193
Interest expense, net	114,911	-	576,636	-
Stock-based compensation expense	1,945,775	1,498,663	5,351,265	3,993,902
Accelerated vesting stock-based compensation expense	10,789,774	-	10,789,774	-
Warrant inducement and repricing expense	-	-	-	899,410
Income taxes	1,886	2,102	10,610	15,740
Adjusted EBITDA	$1,176,715	$(428,922)	$934,516	$(1,795,092)

Cryoport Inc. and Subsidiaries

Adjusted Net Loss and Net Loss per Share Reconciliation

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net loss	$(12,468,547)	$(2,143,687)	$(17,383,940)	$(7,297,337)
Accelerated vesting stock-based compensation expense	10,789,774	-	10,789,774	-
Adjusted net loss	$(1,678,773)	$(2,143,687)	$(6,594,166)	$(7,297,337)

Adjusted net loss per share - basic and diluted	$(0.05)	$(0.07)	$(0.20)	$(0.26)
Weighted average shares outstanding - basic and diluted	35,674,162	28,769,867	32,449,940	27,791,616